Exhibit 10.18

DEVON ENERGY CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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TABLE OF CONTENTS

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DEVON ENERGY CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment. Devon Energy Corporation, a Delaware corporation (“Company”), has established an unfunded, nonqualified deferred compensation plan known as the Devon Energy Corporation Supplemental Executive Retirement Plan (the “Plan”). This Plan is effective January 1, 2010 for key executive officers selected by the Committee to participate in this Plan and was originally adopted by the Company on February 14, 2011. This Plan was amended and restated as of October 10, 2011 to clarify the benefits provided in certain circumstances following a Change in Control Payment Event and to make certain other clarifying changes. This Plan is hereby amended and restated effective as of January 1, 2012 to incorporate prior amendments and to make certain other clarifying changes.

1.2 Purpose. Certain key employees of the Company or an Affiliate (as defined in Section 2.1(c)) may participate in one or more of the following plans: the Devon Energy Corporation Incentive Savings Plan (“Incentive Savings Plan”), the Devon Energy Corporation Defined Contribution Restoration Plan (“DC Restoration Plan”) and the Devon Energy Corporation Supplemental Contribution Plan (“Supplemental Contribution Plan”). It is anticipated and intended that the benefits paid to such key employees from such plans will provide each key employee with a comparable benefit to the benefit that would otherwise be provided to the key employee under the Retirement Plan for Employees of Devon Energy Corporation (“Retirement Plan”) and the Devon Energy Corporation Supplemental Retirement Income Plan (“SRI Plan”). For these purposes, the group of “key employees” includes those key employees who are providing services to the Company or an Affiliate in key positions of management and responsibility and who either (i) elected, through the retirement choice project, to participate in the Incentive Savings Plan and declined participation in the Retirement Plan, or (ii) were hired after October 1, 2007 and, therefore, ineligible for participation in the Retirement Plan. However, there may be circumstances where, due to a limited opportunity to accrue years of service, the Committee may determine that a supplemental retirement benefit is needed to attain a comparable benefit. This Plan allows key employees selected by the Committee to participate in this Plan with the opportunity to earn and receive a supplement to the benefits otherwise payable to each such key employee under the Incentive Savings Plan, the DC Restoration Plan, and/or the Supplemental Contribution Plan in order to ensure the executive is receiving a level of retirement benefits commensurate with his role at the Company. The supplemental benefit payable under this Plan will be determined based upon the Contributions and Credited Earnings credited to a Participant’s Account. Benefits to be earned under this Plan are not guaranteed and will be earned in accordance with the terms of this Plan.

1.3 ERISA Status. This Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated salaried employees as defined in ERISA Section 201(2).

ARTICLE II

DEFINITIONS

2.1 Definitions. For purposes of this Plan, the following definitions shall apply:

(a) “Account” means the recordkeeping account maintained by the Company to record the payment obligation of the Company to a Participant as determined under the terms of this Plan.

(b) “Admission Date” means the date on which an Eligible Employee becomes a Participant in this Plan.

(c) “Affiliate” means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

(d) “Annual Bonus” shall mean the bonus payable to the Participant in the Plan Year in question as reported on the payroll records of the Company; provided, that for purposes of determining a Participant’s contribution amount under Section 4.2, Annual Bonus shall mean the greater of (i) the average of the annual bonuses paid to the Participant for the three most recently completed annual bonus periods preceding the Participant’s Separation from Service, or (ii) the greater of the Participant’s target bonus amount for (I) the year in which the Change of Control Payment Event occurred, or (II) the year in which the Participant’s Separation from Service occurs.

(e) “Annual Compensation” means “compensation” (as defined under Section 2.1(m), as amended, of the Incentive Plan) payable to an eligible Participant in a Plan Year, determined before deductions of any kind and determined without regard to any limitation imposed by the Code under the Incentive Savings Plan; provided, that for purposes of determining a Participant’s contribution amount under Section 4.2, Annual Compensation shall mean the greater of the Participant’s base rate of pay as in effect for (i) the year in which the Change of Control Payment Event occurred, or (ii) the year in which the Participant’s Separation from Service occurs. For clarification purposes, in each Plan Year a Participant’s Annual Compensation shall include the amount of the Participant’s Annual Bonus that is paid in such Plan Year.

(f) “Beneficiary” means, pursuant to Section 6.4, the person, persons, trust, or other entity designated by a Participant on the beneficiary designation form adopted by the Company to receive benefits, if any, under this Plan following Participant’s death.

(g) “Cause” or “cause” shall mean (i) if there is a written employment or severance agreement between the Participant and the Employer or an Affiliate that defines termination of such employment relationship for cause, “cause” as defined in such agreement, and (ii) in the absence of such a written employment or severance agreement, (I) the willful failure by the Participant to substantially perform the Participant’s duties for the Employer or an Affiliate (other than due to physical or mental incapacity) within thirty (30) days after receiving a written demand for substantial performance from the Company’s Chief Executive Officer or Board of Directors, (II) the willful engaging by the Participant in illegal or dishonest conduct or gross misconduct that is materially and demonstrably injurious to the Employer or an Affiliate, or (III) the conviction of the Participant of a felony or any crime of moral turpitude, a guilty or nolo contendere plea by the Participant with respect to a felony or any crime of moral turpitude, or the deferred adjudication or unadjudicated probation of the Participant with respect to a felony or any crime of moral turpitude, provided, however, that (x) an act or omission by the Participant shall be considered “willful” only if it was not in good faith and was without reasonable belief that it was in the Employer’s best interests, and (y) any act or omission by the Participant based upon authority granted by resolution duly adopted by the Company’s Board of Directors, the instructions of the Company’s Chief Executive Officer, or the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the Company’s best interests.

(h) “Change of Control Payment Event” shall mean and shall be deemed to have occurred each time any one of the events described in paragraphs (i), (ii), (iii) or (iv) below occurs. For the purpose of this subsection (h), the term “Company” shall mean Devon Energy Corporation and any successor thereto.

(i) The acquisition of stock of the Company by any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations) (a “Person”) if, immediately after such acquisition, such Person owns more than 50% of either (I) the then outstanding shares of common stock of the Company or (II) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change of Control Payment Event: (A) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company. If a Change of Control Payment Event occurs by reason of an acquisition described in this paragraph (i), no additional Change of Control Payment Event shall be deemed to occur under this paragraph (i) by reason of subsequent changes in the holdings of such Person (except if the holdings of such Person are reduced to 50% or below and thereafter increase to more than 50%).

(ii) During a 12-month period, a majority of the individuals who, as of January 1, 2009, constitute the Board (the “Incumbent Board”) are replaced; provided, however, that any individual becoming a director subsequent to January 1, 2009 whose election, appointment or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or publicly threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or publicly threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(iii) The date a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the combined voting power of the then outstanding voting securities of the Company; provided that, if a Change of Control Payment Event occurs by reason of such acquisition, no additional Change of Control Payment Event shall be deemed to occur under this paragraph (iii) or paragraph (i) by reason of the acquisition of additional control of the Company by the same Person.

(iv) Approval by the shareholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company to a Person; provided that, a transfer of the Company’s assets shall not be treated as a Change of Control Payment Event if the assets are transferred to:

(1) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3) A person that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a Person described in subsection (g)(iv)(3).

Except as otherwise provided in this subsection (iv), a person’s status is determined immediately after the transfer of the assets.

(i)   “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

(j)   “Committee” means the Compensation Committee appointed by the Board of Directors of the Company or a committee established by the Compensation Committee that has been delegated duties related to this Plan.

(k)  “Company” means Devon Energy Corporation, a Delaware corporation.

(l)   “Contribution Amount” or “Contributions” means the amount contributed by the Company to the Participant’s Account pursuant to Article IV. Contribution Amounts shall be determined by reference to this Plan Year.

(m) “Credited Earnings” means the earnings or losses credited to a Participant’s Account pursuant to Section 7.3.

(n)  “Disabled” or “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A.

(o)  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p) “Eligible Employee” means a key employee of an Employer who is providing services to the Employer in key positions of management and responsibility and who either (i) elected, through the retirement choice project, to participate in the Incentive Savings Plan and declined participation in the Retirement Plan, or (ii) was hired after October 1, 2007 and, therefore, ineligible for participation in the Retirement Plan.

(q) “Employer” shall mean the Company and/or any Affiliate that employs the Participant.

(r) “Good reason” or “good reason” shall mean (i) if there is a written employment or severance agreement between the Participant and the Employer or an Affiliate that defines termination of such employment relationship for good reason, “good reason” as defined in such agreement, and (ii) in the absence of such a written employment or severance agreement, (I) the assignment of any duties materially inconsistent with the Participant’s position (including status, offices, and titles), authority, duties, or responsibilities, other than an isolated, insubstantial, or inadvertent action not taken in bad faith and which the Employer remedies promptly after receipt of notice from the Participant; provided, however, that Good Reason shall not exist under the Plan solely because of a change in the Participant’s reporting relationship, (II) any reduction in Annual Compensation or material failure to provide incentive compensation opportunities or benefits to the Participant that are comparable to the incentive compensation opportunities and benefits provided to similarly situated employees of the Employer, (III) any material failure by the Company to comply with any provision of the Plan, other than an isolated, insubstantial, or inadvertent failure not occurring in bad faith and which and which the Company remedies promptly after receipt of notice from the Participant, and any relocation of the Participant’s principal office to a location more than fifty (50) miles from the Participant’s principal office prior to such relocation.

(s) “Incentive Plan” shall mean the Devon Energy Corporation Incentive Savings Plan.

(t) “Offset Amount” shall mean the sum of: (i) the “Devon Retirement Contribution” under the Devon Energy Corporation Incentive Savings Plan, (ii) the “Company Contribution” under the Devon Energy Corporation Supplemental Contribution Plan and/or (iii) the “Company Contribution” under the Devon Energy Corporation Defined Contribution Restoration Plan contributed by the Company for the benefit of the Participant with respect to the applicable Plan Year.

(u) “Overall Annual Contribution Percentage” means the percentage of Annual Compensation that is established by the Committee for each Participant and represents an appropriate level of retirement benefits to be paid to the Participant, in the aggregate under all retirement plans in which the Participant participates. A Participant’s Overall Annual Contribution Percentage shall be determined before any reduction for amounts contributed on the Participant’s behalf under the Incentive Savings Plan, the DC Restoration Plan, and the Supplemental Contribution Plan and shall be set forth in writing in a form approved by the Committee.

(v) “Participant” means an Eligible Employee who has been selected by the Committee to participate in this Plan.

(w) “Plan” means this Devon Energy Corporation Supplemental Executive Retirement Plan.

(x) “Plan-Approved Domestic Relations Order” means a qualified domestic relations order that meets the requirements established by the Committee.

(y) “Plan Year” means the 12-month period beginning on January 1st and ending on December 31st.

(z) “Separation from Service” A Participant incurs a Separation from Service upon termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Employer and the Participant reasonably anticipated that the level of services to be performed by the Participant after a certain date would be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.1(p) of this Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

(aa) “Specified Employee” shall, for any Plan Year in which any stock of the Company is publicly traded on an established securities market, mean a “key employee” (within the meaning of that term under Code Section 416(i)), as determined by the Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall have that status for the twelve (12)-month period beginning on April 1 of the following calendar year. Determinations by the Committee regarding Specified Employees shall be final and binding on all affected parties.

2.2 Construction. It is intended that this Plan comply with Code Section 409A; therefore, in the event that a Plan definition or provision is determined to be ambiguous, it shall be interpreted so as to comply with Code Section 409A. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Any word appearing herein in the plural shall include the singular, where appropriate, and likewise the singular shall include the plural, unless the context clearly indicates to the contrary.

2.3 Funding. The benefits described in this Plan are contractual obligations of the Employer to pay compensation for services, and shall constitute a liability to the Participants and/or their Beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Employer and shall be subject to the general creditors of the Company and the Employer of the Participant. Benefits shall be reflected on the accounting records of the Employer but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Participant shall have any right, title or interest whatsoever in or to any investment reserves, accounts, funds or assets that the Employer may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between an Employer or the Company and a Participant or any other person. Provided, the Company may establish and/or continue a grantor trust as defined in Code Section 671 to provide a source of funding for amounts deferred hereunder. Neither a Participant nor the Beneficiary of a Participant shall acquire any interest hereunder greater than that of an unsecured creditor of the Company or any Affiliate who is the Employer of such Participant.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. The Committee shall provide Eligible Employees selected for participation in this Plan with notice of their selection to be a Participant under this Plan. Notice may be given at such time and in such manner as the Committee may determine. All determinations regarding eligibility for participation in this Plan will be made by the Committee. The determinations of the Committee shall be final and binding.

3.2 Plan Not Contract of Employment. This Plan does not constitute a contract of employment, and participation in this Plan will not give any Participant the right to be retained in the employ of the Company nor any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.

ARTICLE IV

COMPANY CONTRIBUTIONS

4.1 Plan Year by Plan Year Contribution Amount. At the time the Participant is selected for participation in this Plan, the Committee shall establish the Overall Annual Contribution Percentage for the Participant. For each Participant, the Contribution Amount to be contributed to such Participant’s Account each Plan Year will be equal to (i) the Participant’s Overall Annual Contribution Percentage multiplied by the Participant’s Annual Compensation for the applicable Plan Year minus (ii) the Offset Amount.

4.2 Change of Control Contribution Amount. Notwithstanding Section 4.1, if a Participant has a Separation from Service as a result of the Company’s termination of the Participant’s employment without Cause or the Participant’s termination of employment for Good Reason within 24 months following the effective date of a Change of Control Payment Event, the Company will contribute an amount equal to three (3) times the Participant’s Overall Annual Contribution Percentage multiplied by the Participant’s Annual Compensation and, for the avoidance of doubt, this contribution amount shall not be offset by the Offset Amount or any other offset.

ARTICLE V

VESTING

5.1 Vesting. A Participant shall vest in his Account balance pursuant to the following provisions:

(a) Participant Death or Disability. If a Participant has a Separation from Service as a result of death or Disability, the Participant’s Account balance will be one hundred percent (100%) vested.

(b) Change in Control Payment Event. In the event of the occurrence of a Change of Control Payment Event, the Participant’s Account balance will be one hundred percent (100%) vested.

(c) Separation from Service for Good Reason or without Cause. If a Participant has a Separation from Service as a result of the Company’s termination of the Participant’s employment without Cause or the Participant’s termination of employment for Good reason, the Participant’s Account balance will be one hundred percent (100%) vested.

(d) Completion of Service Vesting. If not vested earlier pursuant to Sections 5.1 (a), (b), or (c), or except as provided under Section 5.1(e), the right to receive payment of any amount under this Plan is contingent upon completion of a period of continuous employment service with the Participant’s Employer (including all of a Participant’s service worked with the Employer or an Affiliate and service both before and after the Participant became eligible to participate in the Plan) until the applicable vesting date. The Participant will be vested in the balance of his Account in accordance with the following schedule:

Years of Continuous Service	Vested Percentage
Less than 5 years	0%
5 years	50%
6 years	60%
7 years	70%
8 years	80%
9 years	90%
10 or more	100%

(e) Acceleration of Vesting. Notwithstanding anything to the contrary herein, if the Participant has attained age 62 on or before the Participant’s Admission Date or attains age 62 during the Participant’s vesting period, as established in Section 5.1(d), Participant shall be fully vested in his Account on the later of (i) the date the Participant attains age 62, or the (ii) fifth anniversary of the Participant’s Admission Date.

5.2 Forfeitures. Unless a Participant is vested in his Account balance pursuant to Section 5.1, the unvested portion of a Participant’s Account shall be forfeited upon the Participant’s Separation from Service.

ARTICLE VI

PAYMENT OF ACCOUNT

6.1 Payment Events. A Participant’s vested Account shall become payable at the time and in the form described in this Article upon Separation from Service. A Participant’s vested Account shall also become payable prior to this time in the event of (i) a Participant’s Disability, (ii) a Change of Control Payment Event or (iii) a Participant’s death.

6.2 Time and Method of Payment.

(a) Separation from Service; Disability, Death, Change of Control Payment Event. In the event a Participant’s Account becomes payable due to Separation from Service, Disability, death, or a Change of Control Payment Event, the Participant will receive a distribution of his Account balance in the form of a single lump sum distribution with such distribution being made within 90 days of the date of Separation from Service, Disability, death, or Change of Control Payment Event, as applicable, subject to the six-month delay requirement set forth in Section 6.3.

(b) Final Contribution Amount. It is possible that a Participant may be entitled to a Contribution Amount for a Plan Year in which a payment event occurs but such Contribution Amount, if any, will not be determinable until the Plan Year immediately following this Plan Year in which the payment event occurred. Therefore, to the extent the Participant is entitled to a Contribution Amount that is attributable to the Plan Year in which a payment event occurs, such Contribution Amount will be paid in a lump sum by December 31 of the Plan Year immediately following the Plan Year in which the payment event occurred.

For any Plan Year in which any stock of the Company is publicly traded on an established securities market, notwithstanding any provision to the contrary in this Plan, no distribution which becomes due and payable by reason of a Participant’s Separation from Service shall be made to such Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). If payment of any amount under this Plan is required to be delayed for a period of six (6) months after Separation from Service pursuant to Code Section 409A, the accumulated postponed amount, with interest, shall be paid in a lump sum payment within ninety (90) days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Code Section 409A, with interest, shall be paid to the personal representative of the Participant’s estate within sixty (60) days after the date of the Participant’s death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period based upon the investment return provisions of Article VII.

In accordance with section 1.409A-3(d) of the Treasury Regulations, a distribution under this Plan will be treated as made on the designated “payment date” if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in this Plan (provided the Participant may not, directly or indirectly, designate the year of payment), or (ii) at a date no earlier that 30 days before the designated Payment Date and the Participant (or, in the event of the death of the Participant, his or her Beneficiary) may not directly or indirectly designate the calendar year of the payment.

6.3 Beneficiary Designations. A Participant shall designate on a beneficiary designation form a Beneficiary who, upon the Participant’s death, will receive payments that otherwise would have been paid to him under this Plan. All Beneficiary designations shall be in writing. Any such designation shall be effective only if and when delivered to the Committee during the lifetime of the Participant. A Participant may change a Beneficiary or Beneficiaries by filing a new beneficiary designation form. The latest beneficiary designation form shall apply to the Account of the Participant. If a Beneficiary of a Participant predeceases the Participant, the designation of such Beneficiary shall be void. If a Participant fails to designate a Beneficiary with respect to any death benefit payments or if such designation is ineffective, any payment that does not have an effective Beneficiary designation shall be paid to the Participant’s estate.

If a married Participant designates the Participant’s spouse as the Participant’s Beneficiary, and subsequent to such designation, the Participant and the Participant’s spouse are divorced, such designation shall automatically be voided. In this instance, the Participant’s Beneficiary shall be the secondary Beneficiary, or if no such designation has been made, the Participant’s designation as made under the Incentive Plan. Should the Participant wish to designate an ex-spouse as his or her Beneficiary, he or she must affirmatively do so by completing a new Beneficiary designation form after the divorce, naming his ex-spouse as his or her Beneficiary.

ARTICLE VII

ACCOUNTS AND INVESTMENT

7.1 Participant Accounts. The Committee shall maintain, or cause to be maintained, an Account for each Participant for the purpose of accounting for the Participant’s interest under this Plan. This Account shall be maintained for bookkeeping purposes only. No cash amounts shall actually be deposited into the Account. No interest shall be credited on amounts credited to the Account.

7.2 Adjustment of Accounts. Each Participant’s Account shall be adjusted to reflect all Contributions credited to the Participant’s Account, all Credited Earnings credited or debited to the Participant’s Account as provided by Section 7.3, and all payments charged to the Participant’s Account.

7.3 Credited Earnings. The Committee will offer Participants a selection of benchmark funds as deemed investment alternatives. The benchmark funds offered will be determined in the sole discretion of the Committee. Each Participant may select among the different benchmark funds offered. The deemed investments in benchmark funds are only for the purpose of determining the Company’s payment obligation under this Plan. Credited Earnings shall be allocated to a Participant’s Account pursuant to the performance of the benchmark funds selected by the Participant. A Participant may, as frequently as daily, modify his election of benchmark funds through a procedure designated by the Committee. Such modification will be in accordance with rules and procedures adopted by the Committee.

7.4 Account Statements. The Committee shall provide each Participant with a statement of the status of the Participant’s Account under this Plan. The Committee shall provide such statement annually or at such other times as the Committee may determine. Annual statements shall be in the format prescribed by the Committee.

ARTICLE VIII

ADMINISTRATION

8.1 Administration. This Plan shall be administered, construed and interpreted by the Committee. The Committee shall have the sole authority and discretion to determine eligibility and to interpret and construe the terms of this Plan. The determinations by the Committee as to any disputed questions arising under this Plan, and the construction and interpretation by the Committee of any provision of this Plan, shall be made in the Committee’s sole discretion and shall be final, conclusive and binding upon all persons including Participants, their beneficiaries, the Company, its stockholders and employees and the Employers.

8.2 Indemnification. The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

8.3 Rules of Conduct. The Committee shall adopt such rules for the conduct of its business and the administration of this Plan as it considers desirable, provided they do not conflict with the provisions of this Plan.

8.4 Legal, Accounting, Clerical and Other Services. The Committee may authorize one or more of its members or any agent to act on its behalf and may contract for legal, accounting, clerical and other services to carry out this Plan. The Company shall pay all expenses of the Committee.

8.5 Records of Administration. The Committee shall keep records reflecting the administration of this Plan, which shall be subject to audit by the Company.

8.6 Expenses. The expenses of administering this Plan shall be borne by the Company.

8.7 Liability. No member of the Board of Directors or of the Committee (or any authorized delegate thereof) shall be liable for any act or action, whether of commission or omission, taken by any other member, or by any officer, agent, or employee of the Company or of any such body, nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

8.8 Claims Review Procedures. The following claim procedures shall apply until such time as a Change of Control Payment Event has occurred. During the 24-month period following a Change of Control Payment Event, these procedures shall apply only to the extent the claimant requests their application. After the expiration of the 24-month period following a Change of Control Payment Event, these procedures shall again apply until the occurrence of a subsequent Change of Control Payment Event.

(a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant shall be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than 90 days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension shall be furnished to the claimant before the termination of the 90-day period. In no event shall the extension exceed a period of 90 days after the expiration of the initial 90-day period. The notice of the denial shall contain the following information written in a manner that may be understood by a claimant:

(i) The specific reasons for the denial;

(ii) Specific reference to pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv) An explanation that a full and fair review by the Committee of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Committee within 60 days after the notice of the denial is received; and

(v) If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described in Section 8.8(a)(iv).

(b) Decisions After Review. The decision of the Committee with respect to the review of the denial shall be made promptly and in writing, but not later than 60 days after the Committee receives the request for the review. However, if special circumstances require an extension of time, a decision shall be rendered not later than 120 days after the receipt of the request for review. A written notice of the extension shall be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant shall be given a copy of the decision, which shall state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c) Other Procedures. Notwithstanding the foregoing, the Committee may, in its discretion, adopt different procedures for different cla｢ims without being bound by past actions. Any procedures adopted, however, shall be designed to afford a claimant a full and fair review of his claim and shall comply with applicable regulations under ERISA.

8.9   Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in Section 8.8 shall be final and binding on all parties. No legal action for benefits under this Plan shall be brought unless and until the claimant has exhausted his remedies under Section 8.8. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. This Section shall have no application during the 24-month period following a Change of Control Payment Event as to a claim which is first asserted or first denied after the Change of Control Payment Event and, as to such a claim, the de novo standard of judicial review shall apply.

8.10 Effect of Fiduciary Action. This Plan shall be interpreted by the Committee and all Plan fiduciaries in accordance with the terms of this Plan and their intended meanings. However, the Committee and all Plan fiduciaries shall have the discretion to make any findings of fact needed in the administration of this Plan, and shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. Except as stated in Section 8.9, the validity of any such finding of fact, interpretation, construction or decision shall not be given de novo review if challenged in court, by arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious. To the extent the Committee or any Plan fiduciary has been granted discretionary authority under this Plan, the Committee’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. If any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Committee and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Committee in its sole discretion. The Committee, without the need for Board of Directors’ approval, may amend this Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require this Plan to be interpreted in a manner which is inconsistent with its interpretation by the Committee or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Committee or by Plan fiduciaries shall be final and binding upon all persons claiming any interest in or under this Plan. This Section shall not apply to fiduciary or Committee actions or interpretations which take place or are made during the 24-month period following a Change of Control Payment Event. After the expiration of the 24-month period following a Change of Control Payment Event, this Section shall again apply until the occurrence of a subsequent Change of Control Payment Event.

ARTICLE IX

GENERAL PROVISIONS

9.1 Restrictions on Alienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void except as provided in Section 9.7. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.

9.2 Information Required of Participants. Payment of benefits shall be made in accordance with Article VI of this Plan and no formal claim shall be required. However, the Committee may make requests of Participants and Beneficiaries to furnish information which is necessary and appropriate to the orderly administration of this Plan, and, to that limited extent, payments under this Plan are conditioned upon the Participants and Beneficiaries promptly furnishing true, full and complete information as the Committee may request.

9.3 Tax Consequences Not Guaranteed. The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and shall not be liable to them if tax consequences they anticipate do not actually occur. The Company shall have no obligation to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss).

9.4 Benefits Payable to Minors or Persons with Legal Disability. Any benefits payable hereunder to a minor or person under legal disability may be made, at the discretion of the Committee, (i) directly to said person, or (ii) to a parent, spouse, relative by blood or marriage, or the legal representative of said person. The Committee shall not be required to see to the application of any such payment, and the payee’s receipt shall be a full and final discharge of the Committee’s responsibility hereunder.

9.5 Severability. Any provisions of this Plan held invalid or illegal for any reason shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been contained therein. The Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment.

9.6 Tax Withholding. The Employer may withhold from a payment or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment and such sums as the Employer may reasonably estimate as necessary to cover any taxes for which the Employer may be liable to withhold on behalf of a Participant and which may be assessed with regard to such payment.

9.7 Domestic Relations Orders. The Committee shall establish procedures for determining whether an order directed to this Plan is a Plan-Approved Domestic Relations Order. If the Committee determines that an order is a Plan-Approved Domestic Relations Order, the Committee shall cause the payment of amounts pursuant to or segregate a separate account as provided by (and to prevent any payment or act which might be inconsistent with) this Plan-Approved Domestic Relations Order to the extent permitted by Code Section 409A.

9.8   No Guaranty of Benefits. Nothing contained in this Plan shall constitute a guaranty by the Company or an Affiliate or any other person or entity that the assets of the Company or an Affiliate will be sufficient to pay any benefit hereunder.

ARTICLE X

AMENDMENT AND TERMINATION

The Committee may amend or modify this Plan at any time and in any manner. Provided, no amendment shall be effective to the extent it results in a violation of Code Section 409A. The Committee shall also have the right to terminate this Plan at any time, provided that all of the requirements of section 1.409A of the Treasury Regulations are met. If such a complete termination occurs, this Plan shall cease to operate and the Contribution Amounts awarded under this Plan shall be distributable in accordance with Article VI which shall survive the termination of this Plan until all distributions have been made. Notwithstanding the preceding, upon termination of this Plan, the Committee may, in its sole and absolute discretion, subject only to compliance with Code Section 409A restrictions and requirements for plan termination distributions, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter. In no event shall an amendment or termination adopted during the period beginning six months prior to a Change of Control Payment Event and ending on the last day of the 24th calendar month following the calendar month in which the Change of Control Payment Event occurs adversely affect the Participant’s right to vest or to receive additional Contributions to his or her Account.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Articles and Section Titles and Headings. The titles and headings at the beginning of each Article and Section shall not be considered in construing the meaning of any provisions in this Plan.

11.2 Joint Obligations. For purposes of this Plan, the Company and Devon Energy Company, L.P., an Oklahoma limited partnership, shall have joint and several liability for all obligations hereunder.

11.3 Unfunded Plan. To the extent that this Plan is determined to provide for pension benefits within the meaning of ERISA, this Plan is an unfunded plan maintained primarily to provide benefits for a select group of “management or highly-compensated employees” within the meanings of sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Board may terminate this Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that this Plan constitutes an employee pension benefit plan within the meaning of section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

11.4 Governing Law. This Plan is subject to ERISA, but is exempt from most parts of ERISA since it is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. In no event shall any references to ERISA in this Plan be construed to mean that this Plan is subject to any particular provisions of ERISA. This Plan shall be governed and construed in accordance with federal law and the laws of the State of Oklahoma, except to the extent such laws are preempted by ERISA.

11.5 Compliance with Code Section 409A. All provisions herein, or incorporated by reference, shall be construed and interpreted to comply with, and if necessary any such provision shall be held null and void to the extent such provision or part of the provision fails to comply with, Code Section 409A and the regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination from employment under this Plan may only be made upon a “separation from service” under Code Section 409A. For purposes of Code Section 409A, each payment made under this Plan shall be treated as a separate payment. In addition, the right to a series of installment payments under this Plan (if any) is to be treated as a right to a series of separate payments. Notwithstanding anything in this Plan to the contrary, distributions may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, including the six-month delay, if applicable, or an applicable exemption. In no event may the Participant, directly or indirectly, designate the calendar year of a payment.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, effective as set forth above.

DEVON ENERGY CORPORATION, a Delaware corporation

By:	/s/ Frank W. Rudolph
Frank W. Rudolph, Executive Vice President –
Human Resources